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                                                                      EXHIBIT 99

   Razorfish Deepens Broadband Solutions and User Experience Expertise with
                Acquisition of Lee Hunt Associates and TSDesign

(New York) December 1, 1999 - Razorfish, Inc. (NASDAQ: RAZF), the digital solutions provider, today announced that it has deepened its capabilities in broadband solutions and people-centered product strategy and design through the acquisition of Lee Hunt Associates of New York and TSDesign of Boston.

The transactions will combine Razorfish's industry leading digital solutions and focus on user experience with Lee Hunt Associates' strategic marketing and production expertise for the entertainment industry, and TSDesign's process-driven methodology and Website auditing services. The acquisitions will further enhance Razorfish's ability to deliver large scale, end-to-end digital solutions across platforms, networks, and devices while delivering unique user experiences. Each acquired company brings a highly experienced management team and global brand name clients to Razorfish, including PBS, Lifetime, NBC, 3M, Compaq and BankBoston.

The combined transactions are valued at approximately $49 million and will add 62 new employees to Razorfish's 1,100 employees worldwide. The transactions will be accounted for under the pooling of interests method of accounting.

"With these strategic acquisitions, Razorfish deepens its talent pool and its comprehensive service offering, allowing us to help companies invent or reinvent their businesses across industry sectors, geographic borders, and technologies," stated Jeff Dachis, chief executive officer and president of Razorfish. "Lee Hunt and his team top the list of digital consultants to the entertainment industry and Terry Swack's User Experience Audit(sm) and her firm's pioneering work have helped define the industry standard. The addition of these two organizations enhances Razorfish's ability to deliver the most sophisticated and effective solutions globally, surpassing all other firms in depth, experience and scale."

Within the Razorfish organization, Lee Hunt will become head of Razorfish New York's broadband solutions group. He will also coordinate broadband solutions with Razorfish's West Coast and European offices. Terry Swack will become vice-president of experience design.

"As an established leader in strategic marketing and creative production for the entertainment industry, Lee Hunt Associates looks forward to combining its know-how and client roster with Razorfish's digital solutions services and global reach," stated Lee Hunt, president of Lee Hunt Associates. "Our vertically integrated services for media brands and television networks will dovetail beautifully with the Razorfish service offering and focus on user experience."
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"Razorfish and TSDesign have both moved beyond the Web and e-commerce to new platforms and devices, using a fundamental understanding of people to create compelling stories and experiences," said Terry Swack, chief executive officer of TSDesign. "Great experience design happens only by having human-centered analysis, strategy, and creation process from start to finish - something Razorfish and TSDesign understand. This shared view means together we can continually evolve our design processes and knowledge without fundamentally changing the Razorfish culture."

Lee Hunt Associates is known for launching, positioning, designing and promoting media brands and television networks. LHA's entertainment brand specialists have been involved in the development and branding of more media brands than any other agency in the U.S. Recently they have worked with Quokka Sports, NBC, PBS, PBS Kids Channel, Lifetime, FOX Kids, Court TV, Disney Channel, Toon Disney, XM Satellite Radio and MSNBC. Recognized for providing strategic creative to its clients, LHA is vertically integrated and offers a wide range of services including advertising, promotion and design, radio, corporate image presentations and print collateral services.

TSDesign was founded as a graphic design firm in 1985 by Terry Swack, chief executive officer. In 1994 Terry redefined the company as an Internet strategy and product design firm that creates and facilitates business and design processes and enables people in organizations to build and support effective e-
business solutions.   In 1996, TSDesign pioneered the User Experience Audit(sm), the first phase in its three-phased proprietary methodology, Design for Intentional User Experiences(sm). TSDesign clients include 3M, Compaq, BankBoston, WebCriteria, Tripod, Dell, PlanetAll, and Cendant Mortgage. TSDesign's staff has expertise in product strategy, design planning, branding and identity, organizational requirements, cognitive and qualitative research, information architecture, interaction design and usability, and interface and graphic design.

Founded in 1995, Razorfish leverages digital technologies to help companies invent and reinvent the way they do business. The company delivers a complete set of end-to-end solutions including strategy, design, and technology services across platforms, devices, and networks. With offices in Amsterdam, Boston, Hamburg, Helsinki, Los Angeles, London, Mannheim, New York, San Francisco, Stockholm and Oslo, Razorfish employs more than 1,100 people and is headquartered in New York. Recent Razorfish clients include Nissan, Excite, Ericsson, and Charles Schwab. More information about Razorfish can be found at www.razorfish.com. Forward-Looking statement Disclaimer

Certain statements made in this press release, including statements that are not a statement of historical fact, may constitute "forward-looking" statements as defined in the Securities Act of 1933, as amended. Readers are cautioned that all forward-thinking statements involve risks associated with such factors as the
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substantial indebtedness of the Company, lack of profitable operations, need to manage change in business strategy, FCC authorizations and other governmental regulations, competition, physical limitations of wireless cable transmission and other factors set forth in more detail in the Company's fillings with the Securities and Exchange Commission.

r a z o r f i s h , inc.

Contact:

James Pearson, jpearson@razorfish.com, +1, 212.798.6701

Toby Usnik, tusnik@razorfish.com, +1.212.798.6479

or

Lois Paul & Partners, joe_gavaghan@llp.com, +1.781.238.5840.

or
Pryor & Associates, jeff@pryorpr.com, +1.818.382.2233.